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Exhibit 4.4

PLEDGE AGREEMENT

        PLEDGE AGREEMENT, dated as of November 1, 2002, made by ARCHIBALD CANDY CORPORATION, a Delaware corporation, together with its successors and assigns ("ACC"), and Laura Secord Holdings Corp., a Delaware corporation, together with its successors and assigns ("LSHC") (ACC together with LSHC, collectively, the "Pledgors") in favor of FOOTHILL CAPITAL CORPORATION, a California corporation, as agent under the Loan Agreement referred to below, together with its successors and assigns (the "Agent").

W I T N E S S E T H:

        WHEREAS, the Agent and Pledgors are parties to the Loan and Security Agreement and Guaranty, dated as of November 1, 2002, by and among ACC as Borrower, LSHC and Archibald Candy (Canada) Corporation, as Guarantors, the lenders that are signatories thereto (the "Lenders"), and Foothill Capital Corporation as the arranger and administrative agent, as the same may have been or may be amended, modified, supplemented or restated from time to time (the "Loan Agreement");

        WHEREAS, Pledgors are the legal and beneficial owners of the Pledged Stock (as hereinafter defined) issued by the Persons (each, an "Issuer") named under the caption "Issuer" on Schedule I hereto; and

        WHEREAS, as a condition precedent to making the Advances (the "Advances") contemplated by the Loan Agreement, Pledgors are required to execute and deliver this Pledge Agreement to the Agent; and

        WHEREAS, it is the intention of the parties hereto that the Pledged Stock be and become Collateral under the Loan Agreement;

        NOW, THEREFORE, in consideration of the premises and the agreements herein, Pledgors hereby agree with the Agent as follows:

        1.    Defined Terms.    Capitalized terms, that are not otherwise defined in this Pledge Agreement, shall have the respective meanings ascribed to them in the Loan Agreement, and the following terms shall have the following meanings:

        "Code": the Uniform Commercial Code from time to time in effect in the State of New York.

        "Collateral": the Pledged Stock and all Proceeds thereof.

        "Governmental Authority": any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, Judicial, regulatory or administrative functions of or pertaining to government.

        "Indenture": means that certain Indenture, dated as of November 1, 2002, by and between Borrower and BNY Midwest Trust Company, as trustee (the "Indenture Trustee"), as supplemented.

        "Legal Requirements": all applicable restrictive covenants, applicable zoning and subdivision ordinances and building codes, all applicable health and environmental regulations, and all other applicable laws, ordinances, rules, regulations, judicial decisions, administrative orders, and other requirements of any Governmental Authority having jurisdiction over the Pledgors in effect either at the time of execution of this Pledge Agreement or at any time during the term hereof.

        "Pledge Agreement": this Pledge Agreement, as amended, supplemented or otherwise modified from time to time.

        "Pledged Stock": all of the stock and other membership and equity interests of the Issuer listed on Schedule I hereto.

        "Proceeds": all "proceeds" as such term is defined in Section 9-102(a)(64) of the Code on the date hereof and, in any event, shall include, without limitation, all dividends or other income from the Pledged Stock and any and all collections on the foregoing or distributions with respect to the foregoing.

        2.    Pledge, Grant of Security Interest.    Pledgors hereby deliver to the Agent for the benefit of Lenders all of the Pledgors' right, title and interest in and to the Pledged Stock, and hereby transfer and grant to the Agent, for the benefit of the Lenders, a valid, continuing, enforceable and fully-protected senior, first-priority Lien in all of Pledgors' right, title and interest in the Collateral, whether now owned or hereafter acquired, including Proceeds thereof, as collateral security for the prompt and complete payment and performance when due of the Obligations.

        3.    Delivery of Certificates, Stock Powers, Endorsements.    Concurrently with the delivery to the Agent of each certificate representing one or more membership interests of Pledged Stock, Pledgors shall deliver an undated stock power covering such certificate, duly executed in blank by Pledgors.

        4.    Representations and Warranties.    Pledgors represent and warrant that:

          (a)  the shares of Pledged Stock listed on Schedule I constitute 100% of the issued and outstanding shares of all classes of the Stock of each Issuer;

          (b)  all the shares of Pledged Stock have been duly authorized and validly issued and are fully paid and nonassessable (except as provided by law);

          (c)  Pledgors are the record and beneficial owners of, and have good title to, the Pledged Stock, free of any and all Liens, or options in favor of, or claims of, any other Person, except (i) the Lien created by this Pledge Agreement, and (ii) the second-priority, subordinated liens of the Indenture Trustee; and

          (d)  upon delivery to the Agent, on behalf of the Lenders, of the certificates evidencing the Pledged Stock, the Lien granted pursuant to this Pledge Agreement will constitute a valid, perfected, senior, first priority Lien on the Collateral (except, with respect to Proceeds, only to the extent permitted by Section 9-315 of the Code), enforceable as such against all creditors of Pledgors and any Persons purporting to purchase any Collateral from Pledgors except in each case as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

        5.    Covenants.    Pledgors covenant and agree with the Agent that, from and after the date of this Pledge Agreement until the Obligations are paid in full in cash:

          (a)  if Pledgors shall, as a result of their ownership of the Collateral, become entitled to receive or shall receive any certificate (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), promissory note or other instrument, option or rights, whether in addition to, in substitution of, as a conversion of, or in exchange for any of the Collateral, or otherwise in respect thereof, Pledgors shall accept the same as the agent of the Agent, hold the same in trust for the Agent and deliver the same forthwith to the Agent in the exact form received, duly endorsed by Pledgors, if required, together with an undated stock power or endorsement, as appropriate, covering such certificate, note or instrument duly executed in blank by Pledgors and with, if the Agent so requests, signature guarantees, to be held by the Agent on behalf of and for the benefit of the Lenders, subject to the terms hereof, as additional collateral security for the Obligations. Any sums paid upon or in respect of the Collateral upon the liquidation or dissolution of any Issuer shall be paid over to the Agent to be held as additional collateral security for the Obligations, and, in case any distribution of capital shall be made on or in respect of the Collateral or any property shall be distributed upon or, with respect to the Collateral, pursuant to the recapitalization or reclassification of the capital of such Issuer or pursuant to the reorganization thereof, the property so distributed shall be delivered to the Agent to be held by it hereunder as additional collateral security for the Obligations. If any sums of money or property so paid or distributed in respect of the Collateral shall be received by Pledgors, Pledgors shall, until such money or property is paid or delivered to the Agent, hold such money or property in trust, segregated from other funds of Pledgors, as additional collateral security for the Obligations.

          (b)  except as expressly permitted pursuant to the Loan Agreement, Pledgors will not (i) vote to enable, or take any other action to permit, any Issuer to issue any equity securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any equity securities of any nature of Issuers, (ii) sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral, or (iii) create, incur or permit to exist any Lien or option in favor of, or any claim of any Person with respect to, any of the Collateral, or any interest therein, except (x) the liens of the Indenture Trustee on the shares of Archibald Candy (Canada) Corporation pursuant to the Indenture, and (y) the Lien created by this Pledge Agreement. Pledgors will defend the right, title and interest of the Agent for the benefit of the Lenders in and to the Collateral against the claims and demands of all Persons whomsoever.

          (c)  Pledgors shall (i) not permit the Issuers to issue any securities in addition to or in substitution for the Pledged Stock issued by the Issuer, except to Pledgors, and (ii) pledge hereunder, immediately upon its acquisition (directly or indirectly) thereof, any and all additional securities of the Issuers, to the Agent.

          (d)  at any time and from time to time, upon the written request of the Agent, and at the sole expense of Pledgors, Pledgors will promptly and duly execute and deliver such further instruments and documents and take such further actions as the Agent or the Lenders may reasonably request for the purposes of obtaining or preserving the full benefits of this Pledge Agreement and of the rights and powers herein granted. If any amount payable under or in connection with any of the Collateral shall be or become evidenced by any promissory note, other instrument or chattel paper, such note, instrument or chattel paper shall be immediately delivered to the Agent, duly endorsed in a manner satisfactory to the Agent, to be held as Collateral pursuant to this Pledge Agreement.

          (e)  Pledgors agree to pay, and to save the Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Pledge Agreement.

        6.    Cash Dividends, Voting Rights, Interest Payments.    Unless an Event of Default shall have occurred and be continuing and the Agent shall have given notice to Pledgors of the Agent's intent to exercise its rights pursuant to Section 7 below, Pledgors shall be permitted to receive all cash dividends (subject to the terms of the Loan Agreement) in respect of the Pledged Stock and to exercise all voting and corporate rights with respect to the Pledged Stock; provided, however that no vote shall be cast or corporate right exercised or other action taken which would impair the Collateral or which would be inconsistent with or result in any violation of any provision of the Loan Agreement or any of the other Loan Documents. The Agent shall execute and deliver (or cause to be executed and delivered) to Pledgors all such proxies and other instruments as Pledgors may reasonably request for the purpose of enabling them to exercise the voting and other consensual rights that they are entitled to exercise pursuant to this paragraph and to receive the dividends, distributions or interest payments that they are authorized to receive and retain (subject to the terms of the Loan Agreement) pursuant to this paragraph.

        7.    Rights of the Agent.    (a) If an Event of Default shall occur and be continuing and the Agent shall give notice of its intent to exercise its rights hereunder to Pledgors, (i) all rights of Pledgors (A) to exercise or refrain from exercising the voting and other consensual rights that they would otherwise be entitled to exercise pursuant to Section 6 hereof shall, upon notice to Pledgors by the Agent, cease and (B) to receive the dividends, distributions and interest payments that they would otherwise be authorized to receive and retain pursuant to Section 6 hereof shall automatically cease; (ii) all dividends, distributions and interest payments that are received by Pledgors contrary to the provisions of subsection (i) shall be received in trust to the Agent, shall be segregated from other property and funds of Pledgors and shall be forthwith paid over to Agent, in the same form as so received (with any necessary endorsement); (iii) the Agent shall have the right to receive any and all cash dividends or other income paid in respect of the Pledged Stock and make application thereof to reduce any outstanding Obligations in accordance with the Agent's exercise of its reasonable discretion; and (iv) all units of the Pledged Stock shall be registered in the name of the Agent or its nominees, and the Agent or its nominees may thereafter exercise (A) all voting, corporate and other rights pertaining to such units of the Pledged Stock at any meeting of members of the Issuers or otherwise and (B) any and all rights of conversion, exchange, subscription and any other rights, privileges or options pertaining to such shares of the Pledged Stock as if the Agent was the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Pledged Stock upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of the Issuers, or upon the exercise by Pledgors or the Agent, of any right, privilege or option pertaining to such shares of the Pledged Stock, and in connection therewith, the right to deposit and deliver any and all of the Pledged Stock with any committee, depository, transfer agent, registrar or other designated agency upon such terms and conditions as it may determine), all without liability except to account for property actually received by it, but the Agent shall have no duty to Pledgors to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

          (b)  The rights of the Agent hereunder shall not be conditioned or contingent upon the pursuit by the Agent of any right or remedy against the Issuers or Pledgors or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any collateral security therefor, guarantee therefor or right of offset with respect thereto. Neither the Agent nor its directors, officers, employees or agents shall be liable for any failure to demand, collect or realize upon all or any part of the

  Collateral or for any delay in doing so (except as finally determined by a court of competent jurisdiction to have arisen solely from the Agent's gross negligence or willful misconduct), nor shall the Agent be under any obligation to sell or otherwise dispose of any Collateral upon the request of Pledgors or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.

        8.    Remedies.    In the event that any portion of the Obligations has been declared or becomes due and payable in accordance with the terms of the Loan Agreement or any other loan document, and such Obligations have not been indefeasibly paid in full in cash, the Agent may exercise, in addition to all other rights and remedies granted in this Pledge Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon Pledgors, the Issuers or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, in the over-the-counter market at any exchange or broker's board or office of the Agent or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Pledgors, which right or equity is hereby waived or released. The Agent shall apply any Proceeds from time to time held by it and the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all costs and expenses of every kind incurred in respect thereof or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent and the Lenders hereunder, including, without limitation, reasonable attorneys' fees and disbursements of counsel to the Agent and only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-608 of the Code, need the Agent account for the surplus, if any, to Pledgors. To the extent permitted by applicable law, Pledgors waive all claims, damages and demands they may acquire against the Agent arising out of the lawful exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

        9.    Regulatory Matters.    (a) Pledgors shall take, and shall cause the Issuers to take, all action that the Agent may request in the exercise of its rights and remedies hereunder, which includes the right to require Pledgors or the Issuers to transfer or assign the Pledged Stock to any party or parties. In furtherance of this right, Pledgors shall, and shall cause the Issuers, (i) to cooperate fully with the Agent in obtaining all approvals and consents from each Governmental Authority that the Agent may deem necessary or advisable to accomplish any such transfer or assignment of any part of the Pledged Stock and (ii) to prepare, execute and file with any Governmental Authority any application, request for consent, certificate or instrument that the Agent may deem necessary or advisable to accomplish any such transfer or assignment of any part of the Pledged Stock. If Pledgors fail to execute, or fail to cause the Issuers to execute, such applications, requests for consent, certificates or instruments, the clerk of any court that has jurisdiction over the Loan Documents may execute and file the same on behalf of such Pledgors or the Issuer, as the case may be.

          (b)  To enforce the provisions of this Section 9, the Agent is authorized to request the consent or approval of any Governmental Authority to a voluntary or an involuntary transfer of control of the Issuers of any of the Pledged Stock. In connection with the exercise of its remedies under this Pledge Agreement, the Agent may obtain the appointment of a trustee or receiver to assume, upon receipt of all necessary Judicial or other Governmental Authority consents or approvals, control of the Issuers of any of the Pledged Stock. Such trustee or receiver shall have all rights and powers provided to it by law or by court order or provided to the Agent under this Pledge Agreement.

          (c)  Pledgors acknowledge that the approval of each appropriate Governmental Authority to the transfer of control of the Issuers may be required, that the ownership thereof is integral to the Agent's realization of the value of such Pledged Stock, that there is no adequate remedy at law for failure by Pledgors and the Issuers to comply with the provisions of this Section 9 and that such failure could not be adequately compensable in damages and, therefore, Pledgors agree that the provisions of this Section 9 may be specifically enforced.

        10.    Limitation on Duties Regarding Collateral.    The Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Agent deals with similar securities and property for its own account. Neither the Agent nor the Lenders nor their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so (except as finally determined by a court of competent jurisdiction to have arisen solely from the Agent's or such Lender's gross negligence or willful misconduct) nor shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of Pledgors or otherwise.

        11.    Powers Coupled with an Interest.    All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

        12.    Severability.    Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        13.    Paragraph Headings.    The paragraph headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

        14.    No Waiver, Cumulative Remedies.    The Agent shall not by any act (except pursuant to Section 15 hereof) be deemed to have waived any right or remedy hereunder. No failure to exercise, nor any delay in exercising, on the part of the Agent, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Agent would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

        15.    Waivers and Amendments, Successors and Assigns, Governing Law.    Except as permitted under the Loan Agreement and by a written instrument executed by Pledgors and the Agent, none of the terms or provisions of this Pledge Agreement may be, amended, supplemented or otherwise modified. This Pledge Agreement shall be binding upon the successors and assigns of Pledgors and shall inure to the benefit of the Agent and their respective successors and assigns. THIS PLEDGE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES.

        16.    Notices.    Notices by the Agent may be given by mail, by telex or by facsimile transmission, addressed or transmitted to Pledgors and the Issuers at their addresses or transmission numbers set forth in Schedule II hereto. Such notice shall be effective (a) if mailed, three days after being deposited in the mails, (b) if telecopied, when sent, confirmation received and (c) if delivered, upon delivery. Pledgors and the Issuers may change their addresses and transmission numbers by written notice to the Agent.

        17.    Irrevocable Authorization and Instruction to Issuer.    Pledgors hereby authorize and instruct the Issuers to comply with any instruction received by them from the Agent in writing that (a) states that an Event of Default has occurred and is continuing and (b) is otherwise in accordance with the terms of this Pledge Agreement, without any other or further instructions from Pledgors, and Pledgors agree that the Issuers shall be fully protected in so complying.

        18.    SUBMISSION TO JURISDICTION; WAIVERS.    (a) PLEDGORS HEREBY IRREVOCABLY AND UNCONDITIONALLY:

            (i)    SUBMIT FOR THEMSELVES AND THEIR PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS PLEDGE AGREEMENT AND THE OTHER LOAN DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITUATED IN NEW YORK COUNTY, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

            (ii)  CONSENT THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVE ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREE NOT TO PLEAD OR CLAIM THE SAME; AND

            (iii)  AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

          (b)  THE AGENT AND THE PLEDGORS UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER SECURITY DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR OTHER ACTION OF THE PARTIES HERETO.

        IN WITNESS WHEREOF, the undersigned has caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

ARCHIBALD CANDY CORPORATION, as Pledgor
By:	/s/ TED A. SHEPHERD
	Name:	Ted A. Shepherd
	Title:	President and Chief Executive Officer
LAURA SECORD HOLDINGS CORP. as Pledgor
By:	/s/ TED A. SHEPHERD
	Name:	Ted A. Shepherd
	Title:	President and Chief Executive Officer
FOOTHILL CAPITAL CORPORATION, as Agent
By:	/s/ VINCENT J. EGAN, JR.
	Name:	Vincent J. Egan, Jr.
	Title:	Vice President

ACKNOWLEDGEMENT AND CONSENT

        The undersigned Issuer referred to in the foregoing Pledge Agreement hereby acknowledges receipt of a copy thereof and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. The undersigned Issuer agrees to notify the Agent promptly in writing of the occurrence any of the events described in Section 5(a) of the Pledge Agreement.

ARCHIBALD CANDY (CANADA) CORPORATION
By:

Name:
Title:

ACKNOWLEDGEMENT AND CONSENT

        The undersigned Issuer referred to in the foregoing Pledge Agreement hereby acknowledges receipt of a copy thereof and agrees to be bound thereby and to comply with the terms thereof insofar as such terms are applicable to it. The undersigned Issuer agrees to notify the Agent promptly in writing of the occurrence any of the events described in Section 5(a) of the Pledge Agreement.

LAURA SECORD HOLDINGS CORP.
By:

Name:
Title:

Schedule I

	Pledgor	Issuer	Pledged Stock of Issuer
1.	Laura Secord Holdings Corp.	Archibald Candy (Canada) Corporation	1 share of common stock
2.	Archibald Candy Corporation	Laura Secord Holdings Corp.	10 shares of common stock

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  Exhibit 4.4